Exhibit 99.1

Stanley Black & Decker Reports 2Q 2015 Results

New Britain, Connecticut, July 30, 2015 … Stanley Black & Decker (NYSE: SWK) today announced second quarter 2015 financial results.

•	2Q’15 Revenues Totaled $2.9 Billion, Flat To Prior Year, As Robust Organic Growth Of 8% Was Offset By An 8% Currency Impact

•	2Q’15 Operating Margin Rate Expanded 70 Basis Points To A Post-Merger Record 14.4% Despite $50 Million Of Currency Headwinds

•	2Q’15 Diluted GAAP EPS Was $1.54 Up 11% From 2Q’14 On Strong Operational Performance

•	Raising 2015 Full Year GAAP EPS Guidance Range To $5.70 To $5.90 From $5.65 To $5.85, Up 6% To 10% Versus 2014, Despite $1.00 To $1.10 Per Share Of Foreign Currency EPS Pressure

2Q’15 Key Points:

•	Net sales for the period were $2.9 billion, flat to prior year, as positive volume (+7%) and price (+1%) were offset by currency (-8%).

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Gross margin rate for the quarter was 36.9%, up 20 basis points from the prior year rate of 36.7% as a result of favorable volume leverage, price, productivity and cost actions which more than offset unfavorable currency.

•	SG&A expenses were 22.5% of sales compared to 22.9% in 2Q’14 reflecting volume leverage and cost control.

•	Operating margin rate was 14.4% up 70 basis points from 2Q’14, reflecting actions to improve profitability and generate solid operating leverage which more than offset unfavorable currency.

•	Restructuring charges for the quarter were $5.0 million compared to a restructuring credit of $1.7 million in 2Q’14.

•	Tax rate was 25.0% equal to the 2Q’14 rate.

Exhibit 99.1

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Average diluted shares outstanding for the quarter were 152.7 million versus 159.7 million a year ago, reflecting the cumulative impact of our recent share repurchase program, including the repurchase of approximately $100 million of shares during the quarter.

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Working capital turns for the quarter were 7.0, up 0.2 turns from 2Q’14. Free cash flow for the quarter was $247 million versus $376 million for 2Q’14 reflecting an increased level of working capital to support higher organic growth.

Stanley Black & Decker’s Chairman and CEO, John F. Lundgren, commented, “Our results from the second quarter and first half of 2015, combined with our recently increased dividend, reflect the continued successful execution of the strategy we communicated at our Investor Day in May: leveraging our world-class franchises and brands to deliver substantial organic growth and margin expansion, while generating strong free cash flow and maintaining a shareholder friendly capital allocation program. Organic growth and operating leverage were strong across most of the business, innovation is robust, and the organization remains agile, giving us confidence in our ability to navigate the uncertain currency and macro conditions we expect to continue to face in the back half of this year, and positioning us to meet our updated full year financial commitments.”

2Q’15 Segment Results

($ in M)	2Q’15 Segment Results
	Sales	Profit	Profit Rate

Tools & Storage	$1,840	$301.6	16.4%

Security	$533	$55.2	10.4%

Industrial	$494	$94.3	19.1%

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Tools & Storage net sales increased 4% versus 2Q’14 as volume (+10%) and price (+1%), were partially offset by currency (-7%). Organic growth was strong across the board with North America, Europe and emerging markets up 14%, 7% and 5%, respectively. North America, which posted its fourth consecutive quarter of double-digit organic growth, continued to benefit from healthy underlying tool demand, share gains from new products and brand

Exhibit 99.1

extensions, along with a favorable outdoor season. Europe maintained its trend of strong organic growth as new products, an expanded retail footprint, and solid commercial momentum continued to generate share gains in many markets amid a challenged growth environment. Emerging markets organic growth resulted from mid-price-point product launches and pricing actions, most notably in Latin America, which offset steep declines in Russia and slow market conditions in China. Overall Tools & Storage segment profit rate was a post-merger record 16.4%, up from the 2Q’14 rate of 15.6%, as volume leverage, price, productivity and cost management more than offset currency pressures.

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Security net sales decreased 7% versus 2Q’14 as organic growth of 1%, driven by slightly positive volume and price, was significantly impacted by currency (-8%). Organic growth within North America & emerging markets (“NA & EM”) was flat as organic growth across the NA businesses was offset by declines in EM due to a slow China market. Europe’s organic growth accelerated in the quarter (+3%), as higher installation revenues led to the region’s third consecutive quarter of flat or positive organic growth, with growth in all major countries. Order rates in Europe were also strong, up double digits for the quarter, with attrition remaining within the target range of 10-12%. Overall Security segment profit rate was 10.4%, 170 basis points below 2Q’14. The year-over-year decrease in the rate relates primarily to the impact of project mix within the NA electronics business and sluggish EM volumes which more than offset improved operating performance within Europe and the NA mechanical business.

In addition, the Company completed the sale of Security Europe’s Spain and Italy operations in July. The results of these operations have been reported as discontinued operations beginning in 4Q’14.

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Industrial net sales decreased 4% versus 2Q’14 as volume (+3%) and price (+1%) were more than offset by currency (-8%). Engineered Fastening achieved 4% organic growth driven by strong global automotive and electronics revenues, which more than offset weaker North American industrial volumes. Infrastructure organic revenues increased 3% as higher Oil & Gas volume, which benefited from a large international equipment sale during the quarter, more than offset lower Hydraulic Tools volume due to difficult market dynamics related to scrap steel. Overall Industrial segment profit rate was 19.1%, up 140 basis points from the 2Q’14 rate of 17.7%, as favorable volume leverage from Engineered Fastening and Oil & Gas, productivity gains and cost control more than offset the impact from currency and lower Hydraulic Tools volume.

Exhibit 99.1

President and Chief Operating Officer, James M. Loree, commented, “Our second quarter represented the fourth successive quarter of organic growth at or above 6% -- a sign that our efforts to build a culture geared towards organic growth are gaining traction. This impressive growth was once again led by our Tools & Storage platform, which has averaged 10% organic growth over this time period, while emerging markets in total despite weakness in China and Engineered Fastening also showed strength.

“Security’s top-line performance was solid and we are encouraged by order rate trends, which reflect the impact of commercial actions aimed at driving growth in both North America and Europe. We were particularly pleased with the organic growth and operating margin results in Europe, which continues to perform to expectations, as well as within the North America mechanical access business. Security’s overall margin performance fell short of our expectations for the quarter, however, as we have previously communicated, the multi-year growth and margin rate recovery trajectory of this business will not necessarily be linear. We still believe Security will achieve its growth and profitability objectives and remain committed to completing our assessment of its strategic fit by the second half of 2016. ”

Updated 2015 Outlook

Donald Allan Jr., Senior Vice President and CFO, commented, “We are raising the range of our 2015 EPS outlook to $5.70 to $5.90 from $5.65 to $5.85 on a GAAP basis. We are maintaining our free cash flow outlook of at least $1 billion, however, we are closely monitoring the relatively higher working capital levels experienced in the first half of the year to ensure our working capital is adequate to service the higher organic growth expectations, which could modestly pressure free cash flow.  Our current 2015 EPS outlook reflects the strong first half performance and improved full-year organic outlook within Tools & Storage and to a lesser extent our Engineered Fastening business, combined with additional indirect cost actions which, in the aggregate, are expected to more than offset Security’s slower improvement. It is also important to note that since the beginning of the fourth quarter of 2014 we have reduced our share count by the equivalent of ~$1 billion of shares utilizing a combination of cash as well as equity derivatives, achieving our share repurchase plan announced in late 2013.

“We are encouraged by our overall first half performance despite difficult currency and market conditions and remain confident that 2015 will be another step forward in achieving our 2018 financial objectives that we communicated in May.”

Exhibit 99.1

The Company will host a conference call with investors today, July 30, at 8:00 am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the Stanley Black & Decker Investor Relations iPad & iPhone app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone within the U.S. at (877) 930-8285, from outside the U.S. at +1 (253) 336-8297, and via the Internet at www.stanleyblackanddecker.com. To participate, please register on the web site at least fifteen minutes prior to the call and download and install any necessary audio software. Please use the conference identification number 77039075. A replay will also be available two hours after the call and can be accessed at (855) 859-2056 or +1 (404) 537-3406 using the passcode 77039075. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, healthcare solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact: Greg Waybright
Vice President, Investor & Government Relations
greg.waybright@sbdinc.com
(860) 827-3833

Exhibit 99.1

These results reflect the Company’s continuing operations. In 4Q’14, the Company classified the results of the Security segment’s Spain and Italy operations as held for sale based on management’s intention to sell these operations. In July 2015, the Company completed the sale of these operations. The operating results of Security Spain and Italy have been reported as discontinued operations for 2Q’15 and 2Q’14. In 3Q’13, the Company classified two small businesses within the Security and Industrial segments as held for sale based on management's intention to sell these businesses; these businesses were sold during 2014. The operating results of these businesses have been reported as discontinued operations for 2Q’14. Total sales reported as discontinued operations were $17.6 million and $33.4 million for 2Q’15 and 2Q’14, respectively.

In the first quarter of 2015, the Company combined the Construction & Do-It-Yourself ("CDIY") business with certain complementary elements of the Industrial and Automotive Repair ("IAR") and Healthcare businesses (formerly part of the Industrial and Security segments, respectively) to form one Tools & Storage business. As a result of this change, the legacy CDIY segment was renamed Tools & Storage. The Company recast segment net sales and profit for 2Q’14 to align with this change in organizational structure. There is no impact to the consolidated financial statements of the Company as a result of this change.

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses.  Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. Normalized free cash flow, as reconciled from the associated GAAP measures on page 10 for 2Q’15 and 2Q’14 is considered a meaningful pro forma metric to aid the understanding of the Company’s cash flow performance aside from the material impact of M&A-related payments and charges.

Exhibit 99.1

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve full year 2015 EPS of $5.70 - $5.90 on a GAAP basis (including $50 million or $0.25 EPS in restructuring charges); (ii) generate free cash flow of at least $1.0 billion for 2015; (iii) maintain Security margin rates relatively flat to the prior year during 2015; and (iv) achieve its 2018 financial objectives as communicated at the Investor Day conference in May (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to deliver sufficient working capital turns expansion to achieve at least $1 billion of free cash flow for 2015; (ii) the Company’s ability to deliver organic growth of approximately 6% (iii) the Company’s ability to successfully execute upon indirect cost actions and to benefit from pricing and cost deflation; (iv) the Company’s ability to sufficiently lower its average share count in 2015; (v) foreign exchange headwinds being approximately $200-$220 million in 2015; (vi) the Company’s ability to achieve a tax rate relatively consistent with the 2014 tax rate; (vii) the Company’s ability to limit restructuring charges to approximately $50 million in 2015: (viii) successful integration of acquisitions completed during the year, as well as integration of existing businesses and formation of new business platforms; (ix) the continued acceptance of technologies used in the Company’s products and services; (x) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xi) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xii) the proceeds realized with respect to any business or product line disposals; (xiii) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xiv) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xv) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases and/or currency impacts; (xvi) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xvii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xviii) the Company’s ability to obtain favorable settlement of tax audits; (xix) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible, including realizing tax credit carry forward amounts within the allowable carry forward periods; (xx) the continued ability of the Company to access credit markets under satisfactory terms; (xxi) the Company’s ability to negotiate satisfactory price and payment terms under which the Company buys and sells goods, services, materials and products; (xxii) the Company’s ability to successfully develop, market and achieve sales from new products and services; and (xxiii) the availability of cash to repurchase shares when conditions are right.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products at the right price points in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any adverse earnings impact resulting from increases generated by, for example, increases in the cost of energy or significant Euro, Canadian Dollar, Chinese Renminbi or other currency fluctuations; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System; and (viii) successful implementation with expected results of cost reduction programs.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global geopolitical and macroeconomic environment; the economic environment of emerging markets, particularly Latin America, Russia and Turkey; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; the impact of poor weather conditions on sales; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s supply, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.